UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 22, 2021

Fortress Biotech, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-35366 (Commission File Number)	20-5157386 (IRS Employer Identification No.)

2 Gansevoort Street, 9th Floor

New York, New York 10014

(Address of Principal Executive Offices)

(781) 652-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities filed pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FBIO	Nasdaq Capital Market
9.375% Series A Cumulative Redeemable Perpetual Preferred Stock	FBIOP	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company.  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 4.01.	Changes in Registrant’s Certifying Accountant.

(b)	New independent registered public accounting firm.

On September 28, 2021, Fortress Biotech, Inc. (the “Company” or “Fortress”) retained KPMG LLP (“KPMG”) as its new independent registered public accounting firm. The Company’s Audit Committee and Board of Directors participated in and approved this decision.

During the Company’s fiscal years ended December 31, 2019 and 2020, and through September 28, 2021, the Company did not consult with KPMG regarding any matters described in Items 304(a)(2)(i) or 304(a)(2)(ii) of Regulation S-K.

KPMG had previously been engaged as the independent registered public accounting firm of the Company’s majority-owned subsidiary Journey Medical Corporation.

Item 8.01.	Other Events.

Alexion Therapeutics and Caelum Biosciences reach the end of the HSR waiting period for purchase

As previously disclosed, on January 30, 2019, Caelum Biosciences, Inc. (“Caelum”), a partner company of Fortress, entered into a Development, Option and Stock Purchase Agreement (as amended, the “DOSPA”) by and among Caelum, Alexion Therapeutics, Inc. (“Alexion”), Fortress and the Caelum security holders parties thereto (including Fortress, the “Sellers”).  Under the DOSPA, Alexion has an option (the “Option”) to purchase from the Sellers 100% of the equity securities of Caelum for an upfront option exercise fee of $150 million (of which approximately $64 million would be payable to Fortress), plus up to $350 million in contingent development and sales milestones (such acquisition, if consummated, the “Acquisition”).  Ten percent of the upfront option exercise fee would be held in escrow to satisfy potential indemnification obligations, if any, and certain miscellaneous transaction expenses may be deducted from the upfront option exercise fee. Fortress would be eligible to receive approximately 43% of each subsequent cash milestone payable to the Sellers.

Consummation of the Acquisition is conditioned upon, among other things, the expiration of the waiting period (and any extension thereof) or the granting of early termination under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).  The waiting period under the HSR Act expired on September 22, 2021.

Journey Medical Corporation suffers cyber attack.

Fortress has learned that its subsidiary Journey Medical Corporation (“Journey”) has been the victim of a business e-mail compromise cybersecurity incident affecting its accounts payable function that led to approximately $9.5 million in wire transfers being misdirected to apparently fraudulent accounts. The details of the incident and its origin are under investigation with the assistance of third-party cybersecurity experts working at the direction of legal counsel. The incident does not appear to have compromised any personally identifiable information or protected health information. The matter has been reported to the Federal Bureau of Investigations. As the controlling stockholder of Journey and as its supporting partner in its back-office functions, Fortress is providing Journey with $9.5 million to ensure Journey’s accounts payable operations continue to function smoothly.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortress Biotech, Inc.
(Registrant)

Date: September 28, 2021	By:	/s/ Lindsay A. Rosenwald, M.D.
Lindsay A. Rosenwald, M.D.
Chairman, President and Chief Executive Officer